Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-31865 and 333-51812 of General Cable Corporation on Forms S-8 of our report dated June 4, 2004, appearing in this Annual Report on Form 11-K of General Cable Retirement and Savings Plan for Salaried Associates for the year ended December 31, 2003.

Deloitte & Touche, LLP
Cincinnati, Ohio

June 22, 2004